CONFIDENTIAL
Execution Version

TERMINATION OF THE JOINT VENTURE IMPLEMENTATION AGREEMENT
This Termination of the Joint Venture Implementation Agreement (“Termination Agreement”) is made and entered into effective as of March 26, 2013 (the “Termination Effective Date”) by and between Amyris, Inc., a Delaware corporation, having its place of business at 5885 Hollis Street, Suite 100, Emeryville, California 94608 (“Amyris”), Amyris Brasil Ltda. (f/k/a Amyris Brasil S.A.), a Brazilian sociedade limitada, having a place of business at Rua James Clerk Maxwell, No. 315, Techno Park, Campinas, São Paulo, Brazil (“AB”), Cosan Lubrificantes e Especialidades S.A. (f/k/a Cosan Combustíveis E Lubrificantes S.A.), a Brazilian sociedade anônima, having a place of business at Rua Victor Civita, No. 77, Bloco 1, 4 andar, Barra da Tijuca, Rio de Janeiro, Rio de Janeiro, Brazil (“CLE”), and Cosan S.A. Indústria E Comércio, a Brazilian sociedade anônima, having a place of business at Avenida Presidente Juscelino Kubitschek, No. 1327, 4 andar, sala 1, São Paulo, São Paulo, Brazil (“Cosan”) and terminates the Joint Venture Implementation Agreement, dated June 3, 2011 (the “Original JVI Agreement”), by and between Amyris, AB, CLE, and Cosan. Amyris, AB, CLE, and Cosan are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, the Parties originally intended to establish and operate a joint venture regarding renewable base oils produced from Amyris' technology through a jointly owned, Brazilian sociedade anônima located at Avenida Presidente Juscelino Kubitschek, No. 1327, 4 andar, sala 5, São Paulo, São Paulo, Brazil (“Novvi S.A.”);
WHEREAS, the Parties entered into the Original JVI Agreement to document how their renewable base oils joint venture would operate through Novvi S.A.;
WHEREAS, as a result of additional strategic planning since executing the Original JVI Agreement, the Parties have decided not to operate their renewable base oils joint venture through Novvi S.A. and instead have agreed to operate it solely through a Delaware limited liability corporation (“Novvi LLC”), which is jointly owned by Amyris and Cosan U.S., Inc., a subsidiary of CLE (“Cosan US”);
WHEREAS, contemporaneously with the Parties' execution of this Termination Agreement, Amyris and Cosan US are implementing the renewable base oils joint venture (as its purpose was extended to include additives and lubricants) through Novvi LLC with the execution of an amended and restated operating agreement of Novvi LLC and related agreements;
WHEREAS, because Novvi S.A. is no longer the corporate vehicle for the Parties' renewable base oils joint venture nor has any currently contemplated role in such joint venture, the Original JVI Agreement is no longer necessary or desired, and the Parties now wish to terminate it; and
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Termination Agreement, the Parties hereby agree as follows:

1.	Defined Terms. All capitalized terms used in this Termination Agreement have the same meaning as in the Original JVI Agreement except as otherwise noted.

2.
Termination of the Original JVI Agreement. Except as specifically set forth in Section 3 of this Termination Agreement, the Parties hereby mutually terminate the Original JVI Agreement pursuant to Section 9.3 of the Original JVI Agreement, a copy of which is attached hereto as Exhibit A, in its entirety, effective as of the Termination Effective Date. For clarity, despite terminating the Original JVI Agreement under such Section 9.3, the Parties agree that Section 9.3.1 will not apply or have any effect.

3.
Surviving Provisions of the Original JVI Agreement. The following are the only provisions, rights, and obligations under the Original JVI Agreement that survive this mutual termination of the Original JVI Agreement:

(i)	Article I - Definitions;

(ii)	Section 8.5 - Expenses;

(iii)	Section 8.6 - Disclosure;

(iv)	Sections 8.7 to 8.7.5 - Confidentiality;

(v)	Article XI - Governing Law and Dispute Resolution;

(vi)	Section 12.3 - Notices;

(vii)	Section 12.4 - Entire Agreement;

(viii)	Section 12.6 - Severability; and

(ix)	Section 12.7 - Assignment.

4.
Ancillary Agreements. Although the Original JVI Agreement contemplated the execution of several Ancillary Agreements between the Parties, only the Shareholders' Agreement was ever executed by the Parties. That document will be automatically terminated as per its terms upon the consummation of the Stock Purchase Agreement on the date hereof between AB and CLE, and the Bylaws of Novvi S.A. will be separately modified by the Parties outside of this Termination Agreement.

5.
Confidentiality. The Parties agree to treat this Termination Agreement and its contents as the Confidential Information of the other Party subject to the obligations and exceptions set forth in Sections 8.6 and 8.7 of the Original JVI Agreement.

6.
Governing Law; Disputes. This Termination Agreement shall be governed in accordance with the laws of Brazil, without regard to its conflicts of law principles. Any Disputes arising out of or relating to the Original JVI Agreement or this Termination Agreement and /or any instrument executed and delivered related hereto, including but not limited to any issues relating to the existence, validity, effectiveness, interpretation of this Termination Agreement or the related instruments will be referred to and exclusively and finally settled by binding arbitration administrated by the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce in accordance with its rules and with the terms and provisions of the arbitration agreement set forth in Article XI of the Original JVI Agreement.

7.
Counterparts. This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Termination Agreement may be executed by facsimile or other electronic signatures, and such signatures shall be deemed to bind each Party as if they were original signatures.

8.
Headings. The section headings contained in this Termination Agreement are for convenience only, will not be deemed a part of this Termination Agreement, and will not affect the meaning or interpretation of this Termination Agreement.

9.
Entire Agreement; Amendment. This Termination Agreement, along with the surviving Sections and Articles of the Original JVI Agreement (as set forth in Section 3 above and which are incorporated herein by reference), constitute the entire agreement between the Parties (and cancel and supersede any and all previous agreements between the Parties) with respect to the subject matter hereof, including the Original JVI Agreement, the Parties' proposed Base Oils IP License Agreement, and the Parties' proposed BioFene IP License Agreement, but excluding the Shareholders' Agreement. Any modification or amendment to this Termination Agreement must be in writing and signed by all Parties to be effective.

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THIS TERMINATION AGREEMENT is executed by the authorized representatives of the Parties as of the Termination Effective Date.

Amyris, Inc.    Amyris Brasil Ltda (f/k/a Amyris Brasil S.A.)
By: /s/ Steve R. Mills        By: /s/ Paulo Diniz /s/ Erica Baumgarten
Name: Steve R. Mills        Name: Paulo Dinz Erica Baumgarten
Title: C.F.O.        Title: Presidente Diretora Financeiro

Cosan Lubrificantes e Especialidades S.A.
(f/k/a Cosan Combustíveis e Lubrificantes S.A.)
By: illegible        By: illegible
Name:         Name: illegible
Title:         Title: Officer

Cosan S.A. Indústria E Comércio
By: illegible        By: illegible
Name:         Name: illegible
Title:         Title: